UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2015

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact Name of Registrant as Specified in its Charter)

Maryland (Sotherly Hotels Inc.)	001-32379 (Sotherly Hotels Inc.)	20-1531029 (Sotherly Hotels Inc.)
Delaware (Sotherly Hotels LP)	001-36091 (Sotherly Hotels LP)	20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On January 12, 2015, Sotherly Hotels Inc. (the “Company”), as recommended by the Company’s Nominating, Corporate Governance and Compensation Committee (the “Compensation Committee”) and approved by the Company’s Board of Directors, entered into a new employment agreement, effective as of January 1, 2015, between the Company and Mr. Andrew M. Sims, Chairman of the Board of Directors and Chief Executive Officer of the Company (the “Sims Employment Agreement”).

The Sims Employment Agreement has an initial term ending on December 31, 2019. Thereafter, the term of the Sims Employment Agreement will be automatically extended for an additional year, on each anniversary of the commencement date of the Sims Employment Agreement, unless either party gives one hundred eighty (180) days prior written notice that the term will not be extended. The Sims Employment Agreement replaces the previous employment agreement between the Company and Mr. Sims, the term of which expired December 31, 2014.

The Sims Employment Agreement provides for Mr. Sims’s annual salary and possible additional compensation in the form of a cash bonus and restricted stock awards. Specifically, as compensation, Mr. Sims will receive a salary of $498,940 for the 12-month period ending December 31, 2015, subject to adjustment in subsequent years. In addition, pursuant to the Sims Employment Agreement, Mr. Sims will also be entitled, among other things, to receive:

(1) An annual cash performance bonus in a target amount between 25% and 35% of salary for that calendar year, based upon the attainment of quantitative performance goals set forth in a performance plan established by the Compensation Committee by January 31 of each year; and

(2) Customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that Mr. Sims will receive the same monthly payments as made under the Sims Employment Agreement at the time of any event causing his disability.

In addition, Mr. Sims will be entitled to receive benefits under the Sims Employment Agreement if the Company terminates his employment without cause or the executive resigns with good reason or if there is a change in control of the Company during the term of the agreement. Under these scenarios, Mr. Sims is entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination (provided, however, that such right terminates if the executive accepts other employment that would reasonably be expected to provide such insurance);

•	any unreimbursed expenses; and

•	a severance payment equal to three (3) times Mr. Sims’ combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the executive officer’s last day of employment.

In addition, the Sims Employment Agreement provides that the Company must nominate him to serve as a member of the Board of Directors, include him in the proxy materials delivered to stockholders in connection with a stockholder meeting to elect directors, recommend him for election, and continue to nominate and recommend him for election to the board for so long as he serves as chief executive officer, and appoint him to serve as Chairman of the Board of Directors; subject, however, to the determination of the Compensation Committee that he satisfies the standards established for service on the Board of Directors.

A copy of the Sims Employment Agreement is attached hereto as Exhibit 10.2A and is incorporated herein by reference as though it were fully set forth herein. The foregoing summary description of the Sims Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Sims Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.2A	Employment Agreement between Sotherly Hotels Inc. and Andrew M. Sims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: January 13, 2015

SOTHERLY HOTELS INC.

By:	/s/ David R. Folsom
David R. Folsom Chief Operating Officer

SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

By:	/s/ David R. Folsom
David R. Folsom Chief Operating Officer

Exhibit List

10.2A	Employment Agreement between Sotherly Hotels Inc. and Andrew M. Sims.